UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
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Exchange Act of 1934
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Molycorp, Inc.
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Molycorp, Inc.
5619 Denver Tech Center Parkway
Suite 1000
Greenwood Village, Colorado 80111

Dear Stockholder:

It is my pleasure to invite you to attend the first Annual Meeting of Stockholders of Molycorp, Inc., which will be held at The Inverness Hotel and Conference Center, 200 Inverness Drive West, Englewood, Colorado 80112, on June 1, 2011, at 10:00 a.m. Mountain Daylight Time. Enclosed is the notice of our Annual Meeting of Stockholders, together with a proxy statement, a proxy and an envelope for returning the proxy.

You are asked to act upon proposals to: (1) elect three directors; (2) conduct an advisory vote on the compensation of our named executive officers; (3) conduct an advisory vote on the frequency of stockholder votes on the compensation of our named executive officers; and (4) ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year. Your Board of Directors unanimously recommends that you vote “FOR” each nominee for director that the Board has selected, “FOR” the resolution providing for approval of the compensation of our named executive officers, every “THREE YEARS” with respect to the frequency of the advisory vote on the compensation of our named executive officers and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

Your vote is important. Please carefully review the proxy statement and then complete and sign your proxy and return it promptly. If you attend the meeting and decide to vote in person, you may revoke your proxy and vote at the meeting. Instructions on how to vote your shares electronically or by telephone are included on the enclosed proxy.

On behalf of the Board of Directors, I would like to thank you for your continued support of Molycorp, Inc. We look forward to seeing you at our first Annual Meeting of Stockholders.

Sincerely,

Mark A. Smith
President and Chief Executive Officer

April 18, 2011

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 1, 2011
PROPOSAL ONE ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS AND ITS COMMITTEES
COMPENSATION DISCUSSION AND ANALYSIS
2010 SUMMARY COMPENSATION TABLE
2010 GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010
2010 OPTION EXERCISES AND STOCK VESTED
2010 NONQUALIFIED DEFERRED COMPENSATION
COMPENSATION COMMITTEE REPORT
BENEFICIAL OWNERSHIP OF OUR COMMON STOCK
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL TWO ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
PROPOSAL THREE ADVISORY VOTE ON THE FREQUENCY OF THE STOCKHOLDER VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
PROPOSAL FOUR RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR
SUBMISSION OF STOCKHOLDER PROPOSALS
SOLICITATION OF PROXIES
OTHER MATTERS

Molycorp, Inc.
5619 Denver Tech Center Parkway
Suite 1000
Greenwood Village, Colorado 80111

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS
June 1, 2011

The Annual Meeting of Stockholders of Molycorp, Inc., a Delaware corporation, will be held on Wednesday, June 1, 2011, at 10:00 a.m. Mountain Daylight Time, at The Inverness Hotel and Conference Center, 200 Inverness Drive West, Englewood, Colorado 80112 for the following purposes:

(1)	to elect three directors;

(2)	to conduct an advisory vote on executive compensation;

(3)	to conduct an advisory vote on the frequency of stockholder votes on executive compensation;

(4)	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year; and

(5)	to transact such other business as may properly come before the meeting.

Holders of record of our common stock at the close of business on Monday, April 4, 2011, are entitled to vote at the meeting.

By Order of the Board of Directors

Andrea G. Leider
Corporate Secretary

April 18, 2011

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders To Be Held on June 1, 2011

The Notice, 2011 Proxy Statement and 2010 Annual Report are available at
http://www.edocumentview.com/MCP

Molycorp, Inc.
5619 Denver Tech Center Parkway
Suite 1000
Greenwood Village, Colorado 80111

PROXY
STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 1, 2011

General Information

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Molycorp, Inc., a Delaware corporation, or Molycorp or the Company, of proxies to be used at the annual meeting of stockholders of the Company to be held on June 1, 2011, which we refer to as the Annual Meeting. This proxy statement and related proxy card, along with the Company’s annual report for the fiscal year ended December 31, 2010, are being mailed to stockholders commencing on or about April 26, 2011. The Company’s annual report contains financial and other information about the Company, but is not incorporated into the proxy statement and is not deemed to be a part of the proxy soliciting materials.

Voting Your Shares

Even if you expect to attend the Annual Meeting, please promptly complete, sign, date and mail the enclosed proxy card. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. Alternatively, instructions on how to vote your shares electronically or by telephone are included on the enclosed proxy card. Stockholders who attend the Annual Meeting may revoke their proxies and vote in person if they so desire.

If the enclosed proxy card is executed, dated and returned or if you vote electronically or by telephone, the shares represented by the proxy will be voted as directed on all matters properly coming before the Annual Meeting for a vote. Proxies that are properly signed without any indication of voting instructions will be voted “FOR” the election of each director nominee, “FOR” the resolution providing for approval of the compensation of our named executive officers as described in this proxy statement, every “THREE YEARS” with respect to the frequency of the advisory vote on executive compensation, “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year and as recommended by the Board of Directors with regard to any other matters or, if no recommendation is given, in the proxy holders’ own discretion. The proxies may be revoked at any time prior to their exercise by giving notice to us in writing or by executing and delivering a later dated proxy. Attendance at the Annual Meeting will not automatically revoke a proxy, but a stockholder attending the Annual Meeting may request a ballot and vote in person, thereby revoking a previously granted proxy.

Stockholders Entitled to Vote and Quorum

Holders of record of our common stock, par value $0.001 per share, which we refer to as our common stock, at the close of business on Monday, April 4, 2011, will be entitled to vote at the Annual Meeting. On that date, 83,894,086 shares of our common stock were outstanding and entitled to vote. Each share of our common stock is entitled to one vote. At the Annual Meeting, inspectors of election will determine the presence of a quorum and will tabulate the results of the vote of the stockholders. The holders of a majority of the total number of issued and outstanding shares of our common stock entitled to vote must be present in person, including by remote communication, or by proxy to constitute the necessary quorum for any business to be transacted at the Annual Meeting. Properly executed proxies marked “abstain,” as well as proxies held in street name by brokers that are not voted on all proposals to come before the Annual Meeting, referred to as broker non-votes, will be considered “present” for purposes of determining whether a quorum has been achieved at the Annual Meeting.

Votes Required to Approve the Proposals

The nominees for director receiving the greatest number of votes cast at the Annual Meeting in person or by proxy will be elected. Consequently, abstentions and broker non-votes have no impact on the election of directors, except to the extent that the failure to vote for an individual may result in other nominees receiving a larger percentage of votes. The frequency of the advisory vote on executive compensation receiving the greatest number of votes will be the frequency recommended by the stockholders. Consequently, abstentions and broker non-votes will have no impact on that proposal. All other matters to be considered at the Annual Meeting require the favorable vote of a majority of the shares entitled to vote, present in person or represented by proxy, for approval. Consequently, abstentions will have the effect of a vote against, and broker non-votes will have no impact on, the remaining matters to be considered at the Annual Meeting. Stockholders have no right to cumulative voting as to any matter, including the election of directors.

PROPOSAL ONE

ELECTION OF DIRECTORS

Molycorp’s Board of Directors is divided into three classes (Class I, Class II and Class III). At each annual stockholders’ meeting, one class of directors stands for election. The elected directors are elected to three-year terms, with each director of each class to serve until such director’s successor is elected and qualified or until such director’s earlier resignation or removal. The exact number of members on the Board (which shall not be less than seven nor more than eleven) will be determined by Molycorp’s Board of Directors from time to time by resolution of a majority of the full Board of Directors, or by the affirmative vote of 66 2/3% of the voting stock of the Company, voting together as a single class.

At the Annual Meeting, three directors are to be elected to hold office for a term of three years and until their successors are elected and qualified. The Board of Directors has nominated three individuals for election this year to serve for three-year terms that will expire in 2014. The nominees are Russell D. Ball, Charles R. Henry and Jack E. Thompson. Messrs. Ball, Henry and Thompson currently serve as directors, having been previously duly elected. Information regarding the nominees and each continuing director is set forth below. Each of the nominees listed in the proxy statement has agreed to serve as a director if elected. If for some unforeseen reason a nominee becomes unwilling or unable to serve, proxies will be voted for a substitute nominee selected by the Board of Directors.

Class I Director Nominees

Russell D. Ball, age 42, has been a director since March 2010. Since July 2007, Mr. Ball has been the chief financial officer, and since October 2008, he has been the executive vice president of Newmont Mining Corporation, a gold mining and production company. Before becoming chief financial officer, Mr. Ball held a variety of senior positions with Newmont Mining Corporation, including vice president and controller from 2004 until 2007. Mr. Ball is both a chartered accountant in South Africa and a certified public accountant in the United States. Mr. Ball brings a unique and important understanding of finance and accounting in the international mining industry to our Board of Directors.

Charles R. Henry, age 73, has been a director since August 2009. Mr. Henry is currently the president of CRH, Inc., a consulting firm specializing in defense acquisition issues, and has been associated with CRH since its formation in 1993. From 2005 to 2007, Mr. Henry was the chief operating officer of CEG Company, a leading producer of wiring harnesses for military vehicles. He has served on the board of directors of Gaming Partners International, a gaming products company, since June 2006. Mr. Henry is a retired two-star general who served 32 years in the U.S. Army. With his strong background in management, Mr. Henry brings significant organizational acumen to our Board of Directors.

Jack E. Thompson, age 61, has been a director since August 2009. From December 2001 until April 2005 he was the vice chairman of Barrick Gold Corporation, a gold mining company. Mr. Thompson has served as a member of the boards of directors of Tidewater, Inc., an offshore oil services company, and Century Aluminum Co., an aluminum smelting company, since February 2005. He has also served as a member of the board of directors of Anglo American, a mining company, since November 2009. Previously, Mr. Thompson served as a member of the board of directors of: Stillwater Mining Co., a palladium and platinum mining company, from March 2003 until July 2007; Rinker Group Limited, a sand and gravel company, from May 2006 until April 2007; Centerra Gold Inc., a gold mining company, from May 2009 until May 2010; and Phelps Dodge Corporation, a copper mining company, from January 2003 until March 2007. Mr. Thompson brings extensive knowledge of the mining industry and broad management experience to our Board of Directors.

Class II Directors

Brian T. Dolan, age 70, has been a director since September 2008. Mr. Dolan has been a partner of Resource Capital Funds and RCF Management, L.L.C., a company that provides management services to the several Resource Capital Funds, since January 2002. Mr. Dolan is currently serving as a member of the board of directors of the following companies: Connors Drilling LLC; Dampier International; Dampier Master Fund; and Rolling Rock Minerals, Inc. Mr. Dolan is also currently serving in the following executive officer positions: vice president and assistant secretary of NYCO Minerals LLC and vice president and secretary of Rolling Rock Minerals, Inc. From 1970 to 2001, Mr. Dolan practiced law with Davis Graham & Stubbs LLP of Denver, Colorado, specializing in natural resources law. Mr. Dolan’s extensive and ongoing experience as director of a wide spectrum of companies makes him a vital part of our Board of Directors.

Mark A. Smith, age 52, has been our Chief Executive Officer and has served as a director since October 2008 and as our President since March 2010. From April 2006 until October 2008, Mr. Smith was president and chief executive officer of Chevron Mining Inc., a wholly-owned subsidiary of Chevron Corporation, and from August 2005 until April 2006, he was vice president of Chevron Mining Inc. In his positions at Chevron Mining Inc., Mr. Smith was responsible for 1,500 employees, approximately $500 million in revenue, three coal mines, one molybdenum mine and the Mountain Pass rare earth mine. From June 2000 until August 2005, Mr. Smith was a vice president for Unocal Corporation, an oil and gas exploration and production company, that previously owned the Mountain Pass facility, where he was responsible for managing all real estate, remediation, mining and carbon groups. Mr. Smith has served on the board of directors of Avanti Mining Inc., a molybdenum mining company, since November 2009. Mr. Smith received his B.S. degree in agricultural engineering from Colorado State University in 1981 and his J.D., cum laude, from Western State University College of Law in 1990. Mr. Smith’s broad experience in the rare earths mining industry and deep understanding of the operations at our Mountain Pass facility make him a valuable member of our management and Board of Directors.

Class III Directors

Ross R. Bhappu, age 50, has been the Chairman of our Board of Directors since September 2008. Since 2005, Mr. Bhappu has been a partner with Resource Capital Funds, a series of private equity funds investing exclusively in the mining and minerals industry, and from 2001 until 2005, Mr. Bhappu was vice president/principal of Resource Capital Funds. Mr. Bhappu has served on the board directors of EMED Mining Public Ltd., a copper mining company, since October 2008, and he has been a director of Traxys S.A., a metal trading and distribution company, since January 2007. Previously, Mr. Bhappu served on the board of directors of Constellation Copper Corporation, a copper mining company, from July 2002 until November 2007 and Anglo Asian Mining, a gold mining company, from November 2005 until September 2006. Mr. Bhappu has prior experience constructing and operating complex mining and processing operations, as well as mining related merger and acquisition activities. He was previously employed by Newmont Mining Corporation, GTN Copper Corporation and Cyprus Minerals Company. With his comprehensive knowledge of the mining industry and his extensive board experience, Mr. Bhappu is a key member of our Board of Directors.

Mark S. Kristoff, age 50, has been a director since September 2008. Since April 2005, Mr. Kristoff has been the chief executive officer of the Traxys Group, a global metal trading, marketing and distribution company with annual revenues of approximately $4 billion. Before becoming chief executive officer, Mr. Kristoff was the chief operating officer of the Traxys Group from its founding in January 2003 until April 2005. Prior to the formation of the Traxys Group, Mr. Kristoff was the president of Considar Inc. from 1991 until 2003. Mr. Kristoff graduated from Cornell University with a B.A. in Economics in 1984. Mr. Kristoff’s experience in global trading, financing, supply chain management, and distribution of metals and REE’s provides valuable insight to our Board of Directors regarding existing and potential opportunities in the rare earths markets.

Alec Machiels, age 38, has been a director since September 2008. Mr. Machiels has served as a partner at Pegasus Capital Advisors, L.P., a private equity fund manager, since May 2006. Prior to becoming a partner at Pegasus, Mr. Machiels was vice president from June 2004 until May 2006, and an associate from August 2002 until June 2004. Mr. Machiels served as a member of the board of directors of Coffeyville Resources, LLC, an oil refinery and ammonia plant in Coffeyville, Kansas, from 2003 until 2005, as well as a member of the board of directors of Merisant Company, a manufacturer and distributor of sugar substitute sweeteners, from 2005 until 2008. He has served on the board of directors of Traxys S.A., a global metal trading and distribution company, since January 2006. He started his career as a financial analyst in the Financial Services Group at Goldman Sachs International in London and in the Private Equity Group at Goldman, Sachs & Co. in New York from July 1996 until June 1999. From July 2001 to July 2002, Mr. Machiels served as chief executive officer and chairman of Potentia Pharmaceuticals, Inc. Mr. Machiels attended Harvard Business School from August 1999 to June 2001 and received an M.B.A. Mr. Machiels also received a masters in law from KU Leuven Law School in Belgium and a masters in international economics from Konstanz University in Germany. His strong background in financial management and investment in commodity-related businesses provides our Board of Directors with a valuable perspective on strategic, financial and capital raising matters.

The Board of Directors unanimously recommends that stockholders vote “FOR” the election of each of the Class I Director Nominees.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Director Independence

The Board of Directors reviews the independence of each director annually. In determining the independence of our directors, our Board of Directors considered Section 303A of the listing standards of the New York Stock Exchange, or the NYSE, and broadly considered the materiality of each director’s relationship with us. Based upon the foregoing criteria, our Board of Directors has determined that the following directors are independent: Russell D. Ball, Ross R. Bhappu, Brian T. Dolan, Charles R. Henry, Mark S. Kristoff, Alec Machiels and Jack E. Thompson.

Board Meetings

The Board of Directors held 12 meetings during fiscal year 2010. All of the directors attended at least 75% of the total meetings held by the Board of Directors and by all committees on which he served during fiscal year 2010.

Attendance at Annual Meeting

While the Company does not have a policy on directors attending the annual meetings of stockholders, directors’ attendance at the annual meetings is encouraged.

Committees

The Board of Directors has five standing committees: the Audit and Ethics Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Health, Safety and Environment Committee and the Executive Committee. The members of such committees are as follows:

Audit and Ethics Committee	Compensation Committee

Russell D. Ball, Chairman	Jack E. Thompson, Chairman
Charles R. Henry	Brian T. Dolan
Alec Machiels	Mark S. Kristoff
Jack E. Thompson

Nominating and Corporate Governance	Health, Safety and Environment
Committee	Committee

Mark S. Kristoff, Chairman Ross R. Bhappu Alec Machiels	Charles R. Henry, Chairman Brian T. Dolan Mark A. Smith

Executive Committee

Ross R. Bhappu, Chairman
Mark S. Kristoff
Mark A. Smith

The Board of Directors has adopted a written charter for the Audit and Ethics Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Health, Safety and Environment Committee. These charters, as well as our Code of Business Conduct and Ethics and our Corporate Governance Guidelines, are posted and available on our website at www.molycorp.com. The information on or accessible through our website is not a part of or incorporated by reference in this proxy statement.

The Audit and Ethics Committee, Compensation Committee, Nominating and Corporate Governance Committee, Health, Safety and Environment Committee and Executive Committee were established after our initial public offering in August 2010. Accordingly, a greater number of meetings for each committee are scheduled to take place in 2011 than were held during 2010.

Audit and Ethics Committee

The Audit and Ethics Committee held two meetings in 2010. The Audit and Ethics Committee, among other things, oversees our accounting practices and processes, system of internal controls, independent auditor relationships, financial statement audits and audit and financial reporting processes. All the members of our Audit and Ethics Committee are independent under the rules of the NYSE and Messrs. Ball, Thompson and Henry are independent under Rule 10A-3 under the Securities Exchange Act of 1934, which we refer to as the Exchange Act. Each committee member is financially literate within the requirements of the NYSE and Mr. Ball is an audit committee financial expert within the applicable rules of the Securities and Exchange Commission, or the SEC, and the NYSE.

Compensation Committee

The Compensation Committee held two meetings in 2010. The Compensation Committee establishes and administers our policies, programs and procedures for compensating our executive officers and directors. The Compensation Committee’s duties include, among other things, reviewing and approving executive officer compensation and recommending incentive compensation plans and equity-based plans. The Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation is discussed further under the heading “Compensation Discussion and Analysis” below. All the members of our Compensation Committee are independent under the rules of the NYSE.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held two meetings in 2010. The Nominating and Corporate Governance Committee identifies individuals qualified to become board members, recommends director nominees, recommends board members for committee membership, develops and recommends corporate governance principles and practices, oversees the evaluation of our Board of Directors and its committees and formulates a description of the skills and attributes of desirable board members. The Nominating and Corporate Governance Committee will also consider candidates recommended by our stockholders so long as the proper procedures are followed.

Our bylaws provide that stockholders seeking to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of such nomination in writing. To be timely, a stockholder’s notice generally must be delivered to or mailed and received by the Corporate Secretary of the Company at our principal executive office not less than 90 nor more than 120 calendar days prior to the first anniversary of the preceding year’s annual meeting, subject to adjustment as provided in our bylaws in the event of advancement or delay of our annual meeting. Our bylaws also provide certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from making nominations for directors at an annual meeting of stockholders. A stockholder’s notice must set forth, among other things, as to a nomination the stockholder proposes to bring before the meeting:

•	the name and address of the stockholder and the beneficial owner, if any, on whose behalf the proposal or nomination is made;

•	the class, series and number of shares that are owned of record or beneficially by the stockholder nominating the nominee or nominees;

•	a representation that the stockholder giving the notice is a holder of record of shares of our voting stock entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice;

•	whether such stockholder or beneficial owner intends to deliver a proxy statement and forms of proxy to holders of at least the percentage of shares of our voting stock required to nominate such nominee or nominees;

•	any derivative interest in the Company’s securities as such term is defined in our bylaws;

•	any voting arrangements pursuant to which such stockholder has the right to vote any shares of the Company or which has the effect of increasing or decreasing such stockholder’s voting power;

•	any rights to certain dividends on shares of the Company that are separated or separable from the underlying shares of the Company and any entitlement to certain performance-related fees resulting from an increase or decrease in the value of shares of the Company or derivative interests; and

•	any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) of the Exchange Act to be made in connection with a general solicitation of proxies or consents in support of the nomination of the nominee or nominees.

The stockholder’s notice must also include, among other things, the name, age, business address, residence address and occupation of the nominee proposed by the stockholder and the signed consent of the nominee to serve as a director on our Board of Directors if so elected. The director nominee may also be required to present certain information and make certain representations and agreements at our request. In addition, a stockholder must also comply with all other applicable requirements of the Exchange Act and the rules and regulations under the Exchange Act with respect to matters relating to nomination of candidates for directors.

In addition to the formal procedure set forth in our bylaws for the nomination of directors by stockholders, the Nominating and Corporate Governance Committee has adopted a policy to consider stockholder recommendations of candidates for nomination to the Board of Directors who stockholders submit outside the process in our bylaws discussed above. Under this policy, the Nominating and Corporate Governance Committee will consider stockholder recommendations of candidates for nomination to the Board of Directors so long as the recommendation includes (1) complete information as to the identity and qualifications of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience and particular fields of expertise, (2) an indication of the nominee’s consent to serve as a director of the Company if elected, and (3) the reasons why, in the opinion of the recommending stockholder, the proposed nominee is qualified and suited to be a director of the Company. Such recommendations must be mailed to the Corporate Secretary of the Company at our principal executive office. The Nominating and Corporate Governance Committee will consider candidates proposed by stockholders and will evaluate candidates proposed by stockholders using the same criteria that it uses for those candidates recommended by other sources.

All the members of our Nominating and Corporate Governance Committee are independent under the rules of the NYSE.

Health, Safety and Environment Committee

The Health, Safety and Environment Committee establishes and oversees the administration of our policies, programs and procedures for ensuring that we continue to provide a safe working environment for our employees. The Health, Safety and Environment Committee also establishes and oversees the administration of our policies, programs and procedures for ensuring our continued commitment to protecting the environment.

Executive Committee

The Executive Committee acts, when necessary, in place of our full Board of Directors during periods in which our Board of Directors is not in session. The Executive Committee is authorized and empowered to act as if it were the full Board in overseeing our business and affairs, except that it is not authorized or empowered to take actions that have been specifically delegated to other Board committees or to take actions with respect to:

•	the declaration of distributions on our capital stock;

•	a merger or consolidation of the Company with or into another entity;

•	a sale, lease or exchange of all or substantially all of our assets;

•	a liquidation or dissolution of the Company;

•	any action that must be submitted to a vote of our stockholders; or

•	any action that may not be delegated to a Board committee under our certificate of incorporation or the General Corporation Law of the State of Delaware.

Certain Relationships and Related Person Transactions

Inventory Financing and Resale Agreements

Molycorp Minerals, LLC, a subsidiary of Molycorp, Inc., entered into an inventory financing and resale agreement with Traxys North America LLC, or Traxys, dated as of May 15, 2009. Traxys, through its subsidiary, TNA Moly Group LLC, owned more than 5% of our outstanding Class A common stock prior to the consummation of our initial public offering when such shares were converted to shares of our common stock. Pursuant to this agreement, Traxys agreed to purchase, and Molycorp Minerals, LLC agreed to sell, approximately one million pounds of didymium oxide and up to 18 million pounds of bastnasite at fixed prices. The purchase price paid by Traxys was treated as an advance, on which Molycorp Minerals, LLC paid finance charges, until the products were ultimately resold by Traxys to third-party purchasers. The net revenue from sales to such third-party purchasers was then allocated between Traxys and Molycorp Minerals, LLC according to a fixed schedule. Pursuant to this agreement, Molycorp Minerals, LLC was obligated to repurchase from Traxys any unsold didymium oxide and any unsold bastnasite at May 15, 2010 and May 15, 2011, respectively. At certain periods during the term of the agreement, Traxys also had the right to convert any amounts advanced by it (along with applicable finance charges) into member interests in Molycorp, LLC in the form of shares at a fixed price. On November 15, 2009, we issued 59,311 shares of Molycorp, LLC (which equates to approximately 2,303,000 shares of our common stock after giving effect to the corporate reorganization in which Molycorp Minerals, LLC and Molycorp, LLC became our subsidiaries, the 38.23435373-for-one stock split and the conversion of our Class A common stock into our common stock immediately prior to the consummation of our initial public offering) to Traxys in exchange for all outstanding advances and finance charges totaling $6.8 million. This agreement was replaced by a new inventory financing and resale agreement on June 1, 2010, as discussed below, and was terminated pursuant to a termination and mutual release agreement dated as of June 16, 2010 by and between Molycorp Minerals, LLC and Traxys.

On April 16, 2010, Molycorp Minerals, LLC executed an agreement under which Traxys agreed to purchase up to $5 million of didymium oxide from us from time to time through December 31, 2010. These purchases by Traxys under the agreement occurred at our request at a price per pound based on published index pricing. The net revenue from the sales by Traxys to third-party purchasers of such didymium oxide were allocated between Traxys and Molycorp Minerals, LLC according to a fixed schedule.

On June 1, 2010, Molycorp Minerals, LLC entered into a new inventory financing and resale agreement with Traxys. Pursuant to this new agreement, Traxys purchased, and Molycorp Minerals, LLC sold, approximately 513,677 pounds of didymium oxide at $11.50 per pound, subject to adjustment. A portion of the purchase price paid by Traxys will be treated as an advance, on which Molycorp Minerals, LLC will pay finance charges, until Traxys resells the didymium oxide to third-party purchasers. The net revenue from sales by Traxys to such third-party purchasers will be allocated between Traxys and Molycorp Minerals, LLC according to a fixed schedule. Pursuant to this new agreement, Molycorp Minerals, LLC is obligated to repurchase from Traxys any unsold didymium oxide at June 1, 2011.

Contribution Agreement

Each of Resource Capital Fund IV L.P., Resource Capital Fund V L.P., PP IV Mountain Pass II, LLC, PP IV MP AIV 1, LLC, PP IV MP AIV 2, LLC, PP IV MP AIV 3, LLC, TNA Moly Group LLC, MP Rare Company LLC and KMSMITH LLC were members of Molycorp, LLC, a subsidiary of Molycorp, Inc. In connection with our corporate reorganization and pursuant to a contribution agreement, these parties contributed either (a) all of their member interests in Molycorp, LLC or (b) all of their equity interests in entities that hold member interests in Molycorp, LLC (and no other assets or liabilities) to Molycorp, Inc. in exchange for shares of Class A common stock of Molycorp, Inc., which were subsequently converted to our common stock immediately prior to the consummation of our initial public offering.

Joint Marketing Arrangement

During the year ended December 31, 2010, the Company, Traxys and affiliates jointly marketed and sold certain lanthanum oxide, cerium oxide and erbium oxide products. Per the terms of this arrangement, the Company and Traxys split gross margin equally once all costs associated with the sale are recovered by both parties. As a result of this arrangement, we recorded revenue and a related receivable from Traxys and affiliates of $116,000. We also recorded an expense and a related payable to Traxys and affiliates in the amount of $120,000. In addition, for the year ended December 31, 2010, the Company made purchases of lanthanum oxide and cerium oxide from Traxys and affiliates in the amount of $2.5 million. Related party payable associated with the product purchases was $0.3 million as of December 31, 2010.

Registration Rights

Resource Capital Fund IV L.P., Resource Capital Fund V L.P., PP IV Mountain Pass II, LLC, PP IV MP AIV 1, LLC, PP IV MP AIV 2, LLC, PP IV MP AIV 3, LLC, TNA Moly Group LLC and KMSMITH LLC have certain demand and piggyback registration rights. The demand registration rights may be exercised beginning February 3, 2011.

Letters of Credit

In February 2009, certain of our stockholders incurred certain costs in providing letters of credit and/or cash collateral to secure the surety bonds issued for the benefit of certain regulatory agencies relating to our Mountain Pass facility’s closure and reclamation obligations. The total amount of collateral provided by stockholders was $18.2 million. Under the terms of an agreement with these stockholders, we agreed to pay each such stockholder a 5% annual return on the amount of collateral provided, and such stockholders were entitled to receive quarterly payments, delayed payments or payments-in-kind. In September 2010, we issued our own cash collateral in the amount of $18.2 million in replacement of the letters of credit and cash collateral provided by such stockholders and terminated the agreement with such stockholders.

Review and Approval of Related Party Transactions

Our Audit and Ethics Committee is responsible for the review and approval of all related party transactions required to be disclosed to the public under SEC rules. This procedure is contained in the written charter of our Audit and Ethics Committee. In addition, we maintain a written Code of Business Conduct and Ethics that requires all employees, including our officers, to disclose to the Audit and Ethics Committee any material relationship or transaction that could reasonably be expected to give rise to a personal conflict of interest. Related party transactions are reviewed and approved by the Audit and Ethics Committee on a case-by-case basis.

Board Leadership Structure and Risk Management

The Board of Directors’ leadership structure separates the office of Chairman of the Board and Chief Executive Officer, and the Chief Executive Officer reports to the Board. However, the Board has no policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. The Board believes this issue is part of the succession planning process and that it is in the best interests of the Company for the Board to consider it each time it elects the Chief Executive Officer. The Board has determined that its current leadership structure provides an appropriate framework for the Board to provide independent, objective and effective oversight of management. The Board may, however, make changes to its leadership structure in the future as it deems appropriate.

The Board of Directors is responsible for the oversight of the Company and our business, including risk management. Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review material strategic, financial, operational, legal and compliance risks with our senior management. The Audit and Ethics Committee has primary oversight responsibility for the review of major risk exposures (whether financial, operating or otherwise) and the guidelines and policies that management has put in place to govern the process of monitoring, controlling and reporting such exposures. The Audit and Ethics Committee also oversees compliance with legal and regulatory requirements and compliance with and enforcement of the Company’s Code of Business Conduct and Ethics. The Nominating and Corporate Governance Committee oversees compliance with our corporate governance principles, including consideration of possible conflicts of interest of directors and management. The Health, Safety and Environment Committee oversees the monitoring and enforcement of the Company’s policies for the protection of the safety and health of employees, contractors, customers, the public and related procedures and practices, and reviews with management the quality of the Company’s procedures for identifying, assessing, monitoring and managing the principal risks in the Company’s business associated with safety and occupational health and the protection of the environment. Each of the committees reports to the Board regarding the areas of risk it oversees.

Report of the Audit and Ethics Committee

The Audit and Ethics Committee has reviewed and discussed with our management and PricewaterhouseCoopers LLP, our independent registered public accounting firm, our audited financial statements contained in our Annual Report to Stockholders for the year ended December 31, 2010. The Audit and Ethics Committee has also discussed with our independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting and Oversight Board in Rule 3200T.

The Audit and Ethics Committee has received and reviewed the written disclosures and the independence letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit and Ethics Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to above, the Audit and Ethics Committee recommended to the Board of Directors (and the Board of Directors subsequently approved the recommendation) that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC.

AUDIT AND ETHICS COMMITTEE

Russell D. Ball, Chairman
Charles R. Henry
Jack E. Thompson
Alec Machiels

Communications with Directors

A stockholder who wishes to communicate directly with the Board of Directors, a committee of the Board of Directors or with an individual director regarding matters related to the Company should send the communication to:

Molycorp, Inc.
Attention: Corporate Secretary
5619 Denver Tech Center Parkway
Suite 1000
Greenwood Village, Colorado 80111

We will forward all stockholder correspondence about the Company to the Board of Directors, a committee of the Board of Directors or an individual director, as appropriate. Please note that we will not forward communications that are spam, junk mail or mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are Messrs. Thompson, Dolan and Kristoff. None of the members of our Compensation Committee is or has been an officer or employee of the Company. No executive officer of the Company served in the last year as a director or member of the Compensation Committee of another entity one of whose executive officers served as a member of our Board or on our Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

As further discussed in this section, our compensation and benefit program helps us attract, retain and motivate individuals who will maximize our business results by working to meet or exceed established company or individual objectives. This section focuses on our compensation programs for executive officers, including the following officers whom we refer to as our named executive officers:

Name	Title

Mark A. Smith	President and Chief Executive Officer
James S. Allen	Chief Financial Officer and Treasurer
Ksenia A. Adams	Corporate Controller
John F. Ashburn, Jr.	Executive Vice President and General Counsel
John L. Burba	Executive Vice President and Chief Technology Officer

In 2010, we implemented several key changes to our compensation program to correspond with compensation practices typically found in public companies. Our key changes included:

•	developing a framework for benchmarking our executives’ salaries to the salaries of executives with comparable positions in our peer group;

•	creating an annual bonus program based on the achievement of essential corporate objectives;

•	creating a long-term equity-based award program, which we refer to as our Long-Term Incentive Program, under which our executives may receive equity awards to align their interests with our stockholders’ interests and encourage them to work toward the long-term success of the Company;

•	entering into new employment agreements with our executives in anticipation of becoming a public company;

•	amending and restating our nonqualified deferred compensation plan to give participants the ability to defer the receipt of shares subject to restricted stock units granted under the Long-Term Incentive Program, to convert all or a portion of their cash bonus into additional restricted stock units and to be eligible to receive matching restricted stock units, each of which promotes share ownership in our executives; and

•	instituting a stock ownership policy for our directors and officers, which promotes a long-term view of our performance.

The following discussion and analysis of our compensation and benefit programs should be read together with the compensation tables and related disclosures that follow this section. This discussion includes forward-looking statements based on our current plans, considerations, expectations and determinations about our compensation program. Actual compensation decisions that we may make for 2011 and beyond may differ materially from those made in our recent past.

Overview, Philosophy and Objectives

Our compensation and benefit program seeks to attract and retain talented and qualified individuals to manage and lead the Company and to motivate them to pursue our long-term business objectives. In 2010, our compensation program consisted of a mix of cash and equity-based components. This mix provided a competitive total compensation package that rewarded individual and company performance.

We compete with a variety of companies and organizations to hire and retain individual talent. As a result, the primary goal of our compensation program is to help us attract, motivate and retain the best people possible. We implement this philosophy by:

•	encouraging, recognizing and rewarding outstanding performance;

•	recognizing and rewarding individuals for their experience, expertise, level of responsibility, leadership, individual accomplishment and other contributions to us;

•	recognizing and rewarding individuals for work that helps increase our value; and

•	providing compensation packages that are competitive with those offered by companies with whom we compete in hiring and retaining talented individuals.

Executive compensation is a management tool that we use to provide reasonable financial security for our executive officers in exchange for their service. We also use executive compensation to align our executive officers’ goals with our mission, business strategy, values and culture.

This Compensation Discussion and Analysis provides you with a description of the material factors underpinning our compensation policies and decisions for our named executive officers. We refer to these policies and decisions as our compensation program.

Compensation Administration and Consulting

Role of the Board of Directors and the Compensation Committee. Prior to our initial public offering, the board of directors of Molycorp, LLC was responsible for administering our compensation programs and policies. Since our initial public offering, the Board has delegated to the Compensation Committee the overall responsibility of overseeing the compensation and benefit programs of our executive officers. The Board has retained the final approval of certain key matters, such as the adoption of, or any material amendment to, any equity plan. In compliance with the rules of the NYSE, our Compensation Committee is composed entirely of independent directors. In addition, all members of the Compensation Committee are:

•	“non-employee directors” within the meaning of Rule 16b-3 promulgated under the Exchange Act; and

•	“outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code.

Under its charter, the Compensation Committee has the primary responsibility for, among other things:

•	determining our President and Chief Executive Officer’s compensation and compensation for our other executive officers;

•	working with members of our management to report our executive compensation practices and policies to our stockholders; and

•	administering the equity and incentive compensation plans in which our executive officers participate.

Our Compensation Committee is also responsible for evaluating and administering our compensation program to ensure that it properly motivates our executive officers and appropriately drives our operational and financial performance.

Our Compensation Committee reviews base salaries, determines and makes annual cash incentive awards, approves payout amounts earned for the past year’s annual cash incentive awards, and grants equity incentive awards under the Molycorp, Inc. 2010 Equity and Performance Incentive Plan. In fulfilling its duties and responsibilities, the Compensation Committee receives input in the form of:

•	reports and updates from our executive officers on company and individual executive performance that is measured against quantitative and qualitative performance goals established to help determine individual performance and business success;

•	recommendations from our President and Chief Executive Officer regarding the compensation for our executive officers; and

•	advice from its independent compensation consultant, Towers Watson & Co., which we refer to as Towers Watson.

The Compensation Committee is not bound by the input it receives from our President and Chief Executive Officer or any other executive officer or consultant. Instead, the Compensation Committee exercises independent discretion when making executive compensation decisions.

The Board has the power to change, at any time, the size and membership of the Compensation Committee, to remove Compensation Committee members and to fill vacancies on the Compensation Committee, so long as any new member satisfies the requirements of the Compensation Committee’s charter and any other applicable requirements.

Role of Compensation Consultants. Our management engaged Mountain States Employers Council, Inc., which we refer to as MSEC, to assist us in developing the compensation program for our executive officers. MSEC provided salary surveys and assisted with establishing pay grades and job descriptions.

Our management also engaged Buck Consultants, LLC, which we refer to as Buck Consultants, to assist in the development of compensation programs for our executive officers. In adopting our 2010 annual bonus program and the Long-Term Incentive Program, the Compensation Committee reviewed and considered data provided by and recommendations made by Buck Consultants.

The Compensation Committee engaged Towers Watson as its independent compensation consultant. During the year, Towers Watson reviewed the proposals of MSEC, reviewed the recommendations of Buck Consultants, selected the peer group members used in developing our compensation practices, performed our peer group benchmarking analysis, assisted with establishing our annual bonus program and the Long-Term Incentive Program, reviewed award agreements related to our 2010 Equity and Performance Incentive Plan, reviewed employment agreements for our executive officers and assisted with other issues in which independent advice was sought by the Compensation Committee. Other than the services provided to the Compensation Committee, Towers Watson did not provide any other services to the Company.

Role of Executive Officers. Our President and Chief Executive Officer provides the Compensation Committee, and before that, he provided the board of directors of Molycorp Minerals, LLC, recommendations regarding our compensation program and the compensation of our named executive officers other than himself. He has been assisted in this by our Director of Human Resources, Terry Gleason, and James Sillery of Buck Consultants.

Peer Group Analysis

In 2010, the Compensation Committee, with the assistance of Towers Watson, developed a framework for benchmarking our executives’ salaries to the salaries of executives with comparable positions in our peer group. Establishing a peer group was difficult, because we were in a developmental stage with low earnings and revenues, but expected to become a larger enterprise within a short time frame. Therefore, in establishing our executive officers’ salaries, the Compensation Committee reviewed data from both larger, well-established firms as well as smaller, newly public companies.

The Compensation Committee created a “Steady Run Rate Group,” the members of which were selected from metals and mining companies and chemical companies with revenues ranging from half to double our near-term expected earnings and revenues based on prevailing metals prices. Outliers with total asset values of more than $1.5 billion or a book value of more than $1.2 billion were removed from the group. Each member of the peer group had a ratio of revenues to assets of less than 1.2. Our analysis resulted in the following list of peer group members:

Minerals Technologies Inc.	RTI International Metals Inc.
OM Group Inc.	Stillwater Mining Co.
Titanium Metals Corp.	Thompson Creek Metals Company Inc.
Brush Engineered Materials Inc.	Hecla Mining Co.
Amcol International Corp.	Intrepid Potash Inc.
Innospec Inc.	STR Holdings Inc.
Terra Nova Royalty Corporation	American Vanguard Corp.
Calgon Corporation	NL Industries Inc.

The median 2009 revenue for the peer group was $412 million. The median value of total assets for the peer group was $734 million. The median market capitalization for the peer group was $890 million. These median values were viewed as appropriate long-term estimates of Molycorp’s projected revenue, value of total assets and market capitalization at the time the group was developed, which preceded our initial public offering.

As an additional reference, the Compensation Committee created a supplemental “Developmental Stage Reference Group” by reviewing U.S. and Canadian companies that made an initial public offering in 2007 or 2008. The Compensation Committee limited its search to companies in the materials and energy industries and with 2009 revenues of less than $200 million and a ratio of revenues to assets of less than 1.5. A total of six companies met these criteria and formed our second reference group:

Fortress Paper Ltd.	B2gold Corporation
Orbit Garant Drilling Inc.	Quicksilver Gas Services LP
Angle Energy Inc.	Vanguard Natural Resources LLC

As expected, this group had a lower median 2009 revenue equal to $74 million. The 2009 median value of total assets for this group was $223 million and median market capitalization for the group was $457 million.

In addition, Towers Watson provided the Compensation Committee with access to its proprietary market information. This database covers a wide range of industries but excludes financial services companies. The data were size-adjusted using one of two methods:

•	using a linear regression to estimate salaries for a company with $400 million in revenue; and

•	considering salaries for companies with $200 million to $1 billion in revenue.

The overall salary levels for this group were similar to those in the Steady Run Rate Group.

The Compensation Committee used data from all three groups to guide its decisions on the base salary levels for our executive officers. On the one hand, the Compensation Committee did not want to set base salaries at the levels found in the Steady Run Rate Group, because we had not yet achieved earnings and revenues that were comparable to that group. On the other hand, the Compensation Committee did not want to align base salaries to the Developmental Stage Reference Group, because our expected earnings and revenues in the short term were expected to exceed the companies in this group. Therefore, the Compensation Committee set our executives’ salaries to levels that were lower than the Steady Run Rate median, but higher than the Developmental Stage Reference Group median.

In addition to using these data to determine the salaries for our executive officers, the Compensation Committee also used these data to determine the annual bonus opportunity for our President and Chief Executive Officer.

Allocation of Compensation Components

In 2010, our compensation program consisted of the following components:

•	base salaries;

•	annual bonuses paid in a mix of cash and equity;

•	discretionary cash bonuses related to the achievement of our initial public offering;

•	equity-based awards under our Long-Term Incentive Program;

•	health and welfare benefits; and

•	retirement benefits.

We believe that a substantial portion of the total compensation of our executive officers should be variable and tied to our performance to align compensation with the achievement of our business objectives. At the same time, we strive to attract and retain high-caliber executives with competitive fixed compensation. We, therefore, offer both fixed and at-risk compensation, the levels and the mix of which are set at rates that are intended to be competitive within our industry.

Compensation Program Overview

We believe our compensation program, when evaluated on a component-by-component basis and in total, effectively achieves our compensation philosophy and objectives described above. The following chart summarizes the primary components of our compensation program for 2010:

Component	Primary Purpose

Base Salary	Base salary compensates an individual for his or her position’s responsibilities, skills, experience and performance. The levels of base salaries are intended to attract and retain a high-quality management team, especially when considered with the other components of our compensation program. The levels of base salary for our named executive officers are designed to reflect each executive officer’s scope of responsibility and accountability.

Annual Bonus Payments	Our annual bonus payments are used to align our executive officers with our overall business objectives and reward them for superior performance. Specific goals are determined at the beginning of the year (other than for 2010, which were determined after our initial public offering) and performance is evaluated at year end. Payments are made in a combination of cash and restricted stock.

Equity Awards	Equity awards under our 2010 Equity and Performance Incentive Plan align our executives with the interests of our stockholders and promote retention.

Health and Welfare Benefits	Health and welfare benefits provide for basic health, life and income security needs of our executive officers and their dependents.

Component	Primary Purpose

Retirement Benefits	Our 401(k) plan encourages and rewards long-term service by providing market-based benefits upon retirement. All employees are eligible to participate in our 401(k) plan. Our nonqualified deferred compensation plan provides a tax-efficient vehicle to accumulate retirement savings. In addition, the plan promotes share ownership by allowing participants to convert all or a portion of their cash bonus into restricted stock units and receive additional matching restricted stock units. The plan also promotes retention, because the matching restricted stock units vest over a three-year term.

Primary Components of Executive Compensation

2010 Base Salaries. In 2010, the Compensation Committee focused on approving the job descriptions and the assignment of pay grades for our employees as proposed by management and its consultants. After our initial public offering, we targeted the salary levels for our executive officers to above the median of the Developmental Stage Reference Group, because our expected earnings and revenues in the short term were expected to exceed the companies in this group. However, the Compensation Committee set the base salaries lower than the median of the Steady Run Rate Group, because our earnings and revenues were not yet comparable to companies in this group. The Compensation Committee believes that salaries at these levels, together with our total benefits package, will make us highly competitive in the market place and help to attract and retain high-quality executives. Based on the results of our peer group analysis, the Compensation Committee raised the base salaries for each of Mr. Allen, Mr. Ashburn and Mr. Burba from $200,000, $215,000, $213,700, respectively, to $250,000 for each executive.

Discretionary Cash Bonuses. In connection with the completion of our initial public offering, the Compensation Committee granted each of our executive officers a discretionary cash bonus as a reward for his or her exemplary performance in successfully completing our initial public offering. The amount of each officer’s award corresponded with his or her level of responsibility in overseeing the completion of our initial public offering. Mr. Smith received a bonus of $100,000, each of Mr. Allen, Mr. Ashburn and Mr. Burba received a bonus of $50,000, and Ms. Adams received a bonus of $30,000.

Annual Bonus Payments. After the completion of our initial public offering, the Board established company performance objectives in five categories, which included both qualitative and quantitative criteria. On November 4, 2010, to align our executive officers’ performance with our overall business objectives, the Compensation Committee established bonus opportunities for each of our executive officers that were discretionary in nature, but based upon the successful achievement of our objectives. In determining our executive officers’ annual bonuses, the Compensation Committee evaluated our performance in the following areas:

•	Financial – this category included achieving various financial objectives, such as the completion of our initial public offering and securing financing for the modernization and expansion of our Mountain Pass facility.

•	Mountain Pass Project – this category included successful completion of various project milestones related to the modernization and expansion of our Mountain Pass facility, such as completing the construction schedule and capital estimate, obtaining permits required to begin construction, submitting pre-orders for equipment and starting construction.

•	Business Plan – this category included execution of our 2010 business plan and an operating income of $180,177.

•	Safety – this category included strong progress in various safety targets, such as engaging an outside firm to perform an independent safety audit and a 10% improvement in our recordable injury rate.

•	Other – this category included achieving various strategic business development goals in our mine-to-magnets plan as well as obtaining sales contracts for our products after the completion of our modernization and expansion of our Mountain Pass facility.

In determining our executive officers’ annual bonus opportunities, the Compensation Committee established the following discretionary guidelines for each of our executive officers other than Mr. Smith:

•	if our overall level of achievement was 80% of target, his or her bonus would be 20% of his or her 2010 base salary;

•	if our overall level of achievement was 100% of target, his or her bonus would be 40% of his or her 2010 base salary; and

•	if our overall level of achievement was 120% of target, his or her bonus would be 80% of his or her 2010 base salary.

After the close of 2010, the Compensation Committee assessed our 2010 performance relative to our established corporate objectives. The Compensation Committee used its discretion to determine the levels of achievement for each of the criteria described above, which resulted in the following:

Category	Weighting	Level of Achievement

Financial	20%	113%
Mountain Pass Project	30%	120%
Business Plan	20%	75%
Safety	20%	100%
Other	10%	150%

Based on the levels of achievement for each of the five criteria and their respective weightings, the Compensation Committee determined that the overall level of achievement for all of the corporate objectives was 109%. Using the bonus opportunity guidelines, the Compensation Committee awarded Messrs. Allen, Ashburn and Burba annual bonuses equal to 58% of their 2010 base salaries, and Ms. Adams was awarded an annual bonus of 44% of her base salary. In addition, the Compensation Committee recognized Mr. Smith’s efforts in overseeing our achievement of our 2010 corporate objectives as described above and awarded an annual bonus to Mr. Smith equal to 116% of his base salary based on a target level set at 80% of his 2010 base salary, which was at the median of the Steady State Run Group in our peer group analysis. Because the bonus amounts were based on our performance during the period following our initial public offering, we prorated each executive’s bonus based on the number of days from our initial public offering to the end of the year. Therefore, based on the Compensation Committee’s assessment of the overall level of achievement of our corporate objectives, the bonus amounts earned by each executive were as follows:

Executive	Bonus Amount

Mr. Smith	$198,312
Mr. Allen	$61,973
Ms. Adams	$22,310
Mr. Ashburn	$61,973
Mr. Burba	$61,973

Half of the value of each executive’s annual bonus was paid to the executive in cash and the remaining half was paid in shares of restricted stock. The restricted stock will vest on the third anniversary of the date of grant. We believe the allocation of cash and restricted stock helps promote various objectives under our compensation philosophy. On the one hand, we provide immediate rewards to our executives in the form of cash payments for their strong performance in achieving our corporate goals, which is a practice that is competitive with our peers. On the other hand, we promote retention and a long-term view of our success by granting half of the award in restricted stock with a three-year vesting period.

On January 13, 2011, the Compensation Committee approved the 2011 Annual Incentive Plan, which will provide incentive-based bonus opportunities to our executive officers upon the successful achievement of our corporate goals for 2011. Bonus amounts paid under the 2011 Annual Incentive Plan will be based on a percentage of each executive officer’s 2011 base salary. As was the case with our executive officers’ 2010 bonuses, the payments under the 2011 Annual Incentive Plan will also be made in equal amounts of cash and shares of restricted stock.

Equity Awards. In an effort to promote share ownership, which aligns our executives’ financial interests with those of our stockholders, and to encourage our executives to have a long-term view of our success, the Board approved the 2010 Equity and Performance Incentive Plan, for which the Board delegated administrative authority to the Compensation Committee. In 2010, as part of the Long-Term Incentive Program, the Compensation Committee granted shares of restricted stock to our executive officers, other than Ms. Adams, as follows:

Number of Shares of
Executive	Restricted Stock

Mr. Smith	6,000
Mr. Allen	18,000
Mr. Ashburn	3,000
Mr. Burba	3,000

The restricted stock vests on the third anniversary of the date of grant. Each executive must remain in our continuous employ for his shares to vest on the vesting date, unless his employment terminates by reason of retirement, death or disability or in connection with a change of control of the Company. The restricted stock was granted under and pursuant to the terms and conditions of our 2010 Equity and Performance Incentive Plan.

The number of shares granted to Mr. Allen was significantly higher than the number of shares granted to the other executive officers due to the fact that, unlike the other executive officers, Mr. Allen did not receive incentive shares prior to our initial public offering and therefore owned fewer shares of our common stock than the other executive officers. As an acknowledgement that Mr. Allen was not granted incentive shares prior to our initial public offering, the Compensation Committee granted Mr. Allen a larger number of shares of restricted stock as compared to the number of shares received by the other executive officers.

On January 13, 2011, as part of our Long-Term Incentive Program, the Compensation Committee made grants to our executive officers of restricted stock units and stock options pursuant to the terms and conditions of our 2010 Equity and Performance Incentive Plan. The restricted stock units vest on the third anniversary of the date of grant and the stock options vest ratably over the three-year period following the date of grant.

Health and Welfare Benefits. Each of our named executive officers is entitled to participate in our employee benefit plans (including medical, dental, and life insurance benefits) on the same basis as other employees.

Retirement Benefits. We have established a 401(k) plan for our employees that encourages and rewards long-term service by providing market-based benefits upon retirement. Each of our named executive officers is entitled to participate in our 401(k) plan on the same basis as other employees. For more information on our 401(k) plan, please see “— Executive Compensation — Retirement Plans.”

Our nonqualified deferred compensation plan, which we refer to as the Management Incentive Compensation Plan, provides a tax-efficient vehicle to accumulate retirement savings. In 2010, we amended and restated the plan to allow participants to defer the receipt of shares subject to restricted stock units granted under our Long-Term Incentive Program. In addition, if a participant elects to defer any of the cash portion of the bonus he or she earns under the 2011 Annual Incentive Plan, he or she may convert a percentage of that cash portion into restricted stock units, which are credited to his or her account under the plan. If a participant converts any of his or her cash bonus into restricted stock units, then we will credit his or her account with matching restricted stock units at an amount equal to 25% of the number of restricted stock units the participant received after converting his or her cash bonus into restricted stock units. We added these new conversion and matching features to promote share ownership in our executive officers and to align their interests with our stockholders’ interests and our long-term success. For more information on our nonqualified deferred compensation plan, please see “— Executive Compensation — Nonqualified Deferred Compensation.”

Employment Agreements

In May 2010, we entered into new employment agreements with Messrs. Smith, Allen, Ashburn and Burba. The employment agreement for Mr. Smith was based on his previous employment agreement we entered into in 2009. However, in anticipation of our initial public offering, we amended some of the sections of Mr. Smith’s agreement to make it more suitable for an executive of a public company. For example, we added a provision in which Mr. Smith would be entitled to severance payments if he were to terminate his employment for “good reason” (as defined in the employment agreement) following a change of control of the Company, because an unsolicited change of control is more of a possibility for a public company. In addition, we made changes to the restrictive covenants section of his employment agreement to bring them in line with covenants for executives of public companies. For a description of the employment agreements with our executive officers, see “— Executive Compensation — Employment Agreements.”

In November 2010, the Compensation Committee amended the employment agreements for each of our executive officers to change the definition of “change of control” to match the definition used in the form equity-award agreements approved at that time by the Compensation Committee. The new definition of change of control is more typical for a public company than the prior definition had been. In addition, we believe that maintaining consistent change of control definitions across agreements is desirable for our overall compensation program.

Molycorp, LLC Incentive Shares and Stock Options

In 2009, prior to our initial public offering, the board of directors of Molycorp, LLC granted equity-based awards to Messrs. Smith, Ashburn and Burba, which we refer to as “incentive shares.” The incentive shares provided the recipients rights that were parallel to those of other indirect owners with respect to future profits of Molycorp, LLC. The incentive shares vested ratably in one-third increments beginning on the date of the grant and on the first and second anniversaries of the date of the grant, with vesting accelerating on the six month anniversary of a change of control or our public offering. Prior to our initial public offering, each holder of the incentive shares exchanged their incentive shares for shares of Class B common stock of Molycorp, Inc. in the corporate reorganization with a similar vesting schedule as the incentive shares. In connection with our initial public offering, all shares of Class B common stock, including those issued to the executive officers in connection with their incentive shares, were converted into restricted shares of our common stock.

In 2009, Mr. Smith was granted an option to purchase 3,798 shares of Molycorp Minerals, LLC equity (subsequently assumed by Molycorp, LLC), which was immediately exercisable. Mr. Smith exercised his option in 2009 and 2010 for interests in Molycorp, LLC, which were exchanged for shares of our Class A common stock in the corporate reorganization. In connection with our initial public offering, all shares of Class A common stock, including those acquired by Mr. Smith, were immediately converted into shares of our common stock.

Tax and Accounting Considerations

The Board and the Compensation Committee have considered the potential future effects of Section 162(m) of the Code on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for our President and Chief Executive Officer and each of the other named executive officers (other than our chief financial officer), unless compensation is performance-based. Prior to our initial public offering, the Board did not take the deductibility limit imposed by Section 162(m) into consideration in setting compensation. We expect that the Compensation Committee will, where reasonably practicable, seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m). As such, in approving the amount and form of compensation for our executive officers in the future, the Compensation Committee will consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m). However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract, retain and motivate executive talent.

Stock Ownership Guidelines

In an effort to align the interests of our directors and executives with those of our stockholders, the Board adopted stock ownership guidelines for our directors and officers. Under the stock ownership guidelines, our directors and officers are required to hold the following values in the form of company stock within five years of becoming a director or officer:

•	Directors – four times the value of their annual cash retainer;

•	President and Chief Executive Officer – three times his annual base salary; and

•	Chief Financial Officer and Executive Vice Presidents – two times their annual base salaries.

If an officer’s ownership requirement increases because of a change in title or if a new officer or director is added, the five-year period to achieve the stock ownership requirement begins in January of the year following the year in which the officer’s title changed or the new officer or director began service.

Executive Compensation

The following table sets forth compensation information regarding our President and Chief Executive Officer, Chief Financial Officer and Treasurer and each of our three other most highly compensated executive officers serving as of December 31, 2010.

2010 SUMMARY COMPENSATION TABLE

									Non-Equity
					Stock		Option		Incentive Plan	All Other
Name and Principal		Salary	Bonus		Awards		Awards		Compensation	Compensation		Total
Position	Year	($)	($)		($)		($)		($)	($)		($)

Mark A. Smith	2010	400,000	199,156		219,060	(4)	—		—	30,245	(7)	848,461
President and Chief Executive	2009	400,000	—			(5)	241,000	(6)	—	38,245		679,245
Officer
James S. Allen	2010	214,583	80,987		657,180	(4)	—		—	29,400	(8)	982,150
Chief Financial Officer and	2009	12,179	—		—		—		—	77		12,256
Treasurer(1)
Ksenia A. Adams	2010	120,000	41,155		—		—		—	17,400	(9)	178,555
Corporate Controller(2)	2009	52,308	—		—		—		—	946		53,254
John F. Ashburn, Jr	2010	225,208	80,987		109,530	(4)	—		—	9,800	(10)	425,525
Executive Vice President and	2009	215,000	30,000	(3)		(5)	—		—	14,700		259,700
General Counsel
John L. Burba	2010	224,288	80,987		109,530	(4)	—		—	29,400	(11)	444,205
Executive Vice President and Chief	2009	213,701	—			(5)	—		—	29,918		243,619
Technology Officer

(1)	Mr. Allen was hired on December 9, 2009 as our Chief Financial Officer and was appointed Treasurer in March 2010.
(2)	Ms. Adams was hired on July 27, 2009.

(3)	Represents $30,000 paid to Mr. Ashburn, which consisted of the remaining portion of his signing bonus that was contingent upon his employment continuing in 2009.
(4)	Represents the aggregate grant date fair value computed in accordance with FASB ASC 718.
(5)	On September 10, 2009, our Board of Directors awarded incentive shares of Molycorp Minerals, LLC to certain employees, including 2,310,000 shares to Mr. Smith, 700,000 shares to Mr. Ashburn and 875,000 shares to Mr. Burba. Each incentive share is effectively equivalent to approximately 0.379718 of a share of our common stock. The incentive shares are intended to constitute “profits interests” under IRS Revenue Procedures 93-27 and 2001-43. For the year ended December 31, 2010, we recognized share-based compensation totaling $11,262,558 for Mr. Smith, $3,412,895 for Mr. Ashburn and $4,266,119 for Mr. Burba related to the incentive shares that were exchanged for shares of Class B common stock and later converted into shares of our common stock in connection with our initial public offering. The incentive shares were originally classified as a liability and valued at zero under the intrinsic value method and the Class B shares were valued at fair value in connection with the corporate reorganization on April 15, 2010.
(6)	Options for member interests in Molycorp Minerals, LLC, which were assumed by Molycorp, LLC, were immediately vested and exercisable on the grant date. The value of this option award represents the amount of compensation recognized for financial statement purposes.
(7)	Includes $29,400 for employer contributions to our 401(k) plan on behalf of Mr. Smith for 2010 and $845 in 2010 for the premiums paid on a term life insurance policy for the benefit of Mr. Smith.
(8)	Represents $29,400 for employer contributions to our 401(k) plan on behalf of Mr. Allen for 2010.
(9)	Represents $17,400 for employer contributions to our 401(k) plan on behalf of Ms. Adams for 2010.
(10)	Represents employer contributions to our 401(k) plan on behalf of Mr. Ashburn for 2010.
(11)	Represents employer contributions to our 401(k) plan on behalf of Mr. Burba for 2010.

Employment Agreements

We have entered into employment agreements with Messrs. Smith, Allen, Ashburn and Burba.

Mark A. Smith 2009 Employment Agreement. We entered into an executive employment agreement with Mr. Smith, our President and Chief Executive Officer, on November 1, 2009, which we refer to as the 2009 agreement. The 2009 agreement provided for, among other things:

•	an annual base salary of $400,000, subject to increases at our discretion;

•	eligibility to participate in our employee benefit plans;

•	eligibility to participate in our annual bonus plan for officers and directors;

•	eligibility to participate in our executive nonqualified deferred compensation plan; and

•	a term life insurance policy in the amount of $1,000,000 for the benefit of Mr. Smith.

The 2009 agreement was terminated and replaced by a new employment agreement in May 2010, as described below.

Mark A. Smith 2010 Employment Agreement. On May 21, 2010, we entered into a new employment agreement with Mr. Smith. The employment agreement terminates under its own terms on June 1, 2013, but it can be renewed upon our mutual agreement with Mr. Smith. Mr. Smith’s employment agreement provides for, among other things:

•	an annual base salary of $400,000, subject to increases at our discretion;

•	eligibility to participate in our employee benefit plans;

•	eligibility to participate in any bonus plan or long-term equity or cash incentive compensation plan for officers and directors established by our Board of Directors;

•	eligibility to participate in our executive nonqualified deferred compensation plan; and

•	a term life insurance policy in the amount of $1,000,000 for the benefit of Mr. Smith.

If we terminate Mr. Smith’s employment without “cause,” or if Mr. Smith terminates his employment for “good reason,” as each term is defined in his employment agreement, Mr. Smith would be entitled to receive any accrued salary and vacation pay up to and including the date of termination and severance payments in an amount equal to one year of his base salary.

Under his employment agreement, Mr. Smith is subject to a two-year prohibition on “competitive conduct,” as defined in his employment agreement, anywhere in the world following the termination of his employment for any reason.

Employment Agreements with Certain Named Executive Officers. On May 21, 2010, we entered into an employment agreement with each of Messrs. Allen, Ashburn and Burba that provides such named executive officers a specified annual base salary of $200,000, $215,000 and $213,700, respectively, subject to increases at our discretion.

The employment agreements also provide for, among other things:

•	eligibility to participate in our employee benefit plans;

•	eligibility to participate in any bonus plan or long-term equity or cash incentive compensation plan for officers and directors established by our Board of Directors; and

•	eligibility to participate in our executive nonqualified deferred compensation plan.

Each of the employment agreements expires by its terms on June 1, 2013, unless renewed in writing by the named executive officer and us. If, prior to such date, we terminate the executive’s employment without “cause,” or if the executive terminates his employment for “good reason,” as each term is defined in his employment agreement, he would be entitled to receive any accrued salary and vacation pay up to and including the date of termination and severance payments in an amount equal to one year of his base salary.

In addition, each of Messrs. Allen, Ashburn and Burba is subject to a two-year prohibition on “competitive conduct,” as defined in his employment agreement, anywhere in the world following the termination of his employment for any reason.

The following table sets forth information with respect to non-equity and equity incentive plan awards granted to our named executive officers during 2010. The Summary Compensation Table above provides information regarding the actual dollar amounts earned under our incentive plans.

2010 GRANTS OF PLAN-BASED AWARDS

			Grant Date
		All Stock Awards:	Fair Value of
	Grant	Number of Shares	Awards
Name	Date	of Stock or Units	($)

Mark A. Smith	11/4/2010	6,000	219,060
James S. Allen	11/4/2010	18,000	657,180
Ksenia A. Adams	—	—	—
John F. Ashburn, Jr.	11/4/2010	3,000	109,530
John L. Burba	11/4/2010	3,000	109,530

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

The following table provides information about outstanding equity awards of each of our named executive officers as of December 31, 2010.

	Number of Shares
	or Units of Stock		Market Value of Shares
	that Have Not		or Units of Stock that
	Vested		Have Not Vested
Name	(#)		($)(3)

Mark A. Smith	292,383	(1)	14,589,912
	6,000	(2)	299,400
James S. Allen	18,000	(2)	898,200
Ksenia A. Adams	—		—
John F. Ashburn, Jr.	88,601	(1)	4,421,190
	3,000	(2)	149,700
John L. Burba	110,751	(1)	5,526,475
	3,000	(2)	149,700

(1)	Represents restricted shares ultimately received in exchange for the executive officers’ incentive shares in connection with the corporate reorganization and the conversion of shares of Class B common stock immediately prior to the consummation of our initial public offering. These shares vested on February 3, 2011.

(2)	Represents restricted shares granted on November 4, 2010. These shares will vest in full on the third anniversary of the grant date, subject to continued employment by the recipient other than in the case of normal retirement during the three-year period following the grant date.

(3)	Based on $49.90 per share, which was the closing price of our common stock on December 31, 2010.

2010 OPTION EXERCISES AND STOCK VESTED

	Option Awards
	Number of Shares
	Acquired on Value
	Realized on Exercise	Value Realized on Exercise
	(#)	($)(1)

Mark A. Smith	292,383	8,271,505
John F. Ashburn, Jr.	88,601	2,506,516
John L. Burba	110,751	3,133,145

(1)	The value realized shown in this column is computed by multiplying the number of restricted shares vesting by the closing price of a share of our common stock on the date of vesting. All awards vested on September 30, 2010. The closing price of a share of our common stock on September 30, 2010 was $28.29. These restricted shares were received in exchange for the executive officers’ incentive shares in the corporate reorganization.

Retirement Plans

Our named executive officers are eligible to participate in our tax-qualified Molycorp Minerals, LLC 401(k) Plan on the same basis as other employees under the plan. Each year, we may make three types of contributions to each participant’s account. First, we make nonelective contributions in which we contribute to a participant’s account an amount equal to 4% of the participant’s eligible compensation. Second, we make matching contributions to a participant’s account in which we contribute an amount equal to 100% of a participant’s contributions during the plan year, limited to 3% of the participant’s eligible compensation, plus 50% of the participant’s contributions during the plan year between 3% and 5% of the participant’s eligible compensation. Finally, we may make discretionary matching contributions in which we may contribute to a participant’s account an amount equal to a percentage of the participant’s eligible compensation that we determine each year up to 4% of the participant’s eligible compensation. The Summary Compensation Table above reflects the actual dollar amounts contributed to our 401(k) plan on each named executive officer’s behalf.

Nonqualified Deferred Compensation

The following table reflects the amounts credited under our Management Incentive Compensation Plan on behalf of our named executive officers. We do not maintain any other nonqualified deferred compensation plan.

2010 NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate
	Contributions	Contributions	Earnings in	Aggregate	Aggregate
	in Last Fiscal	in Last Fiscal	Last Fiscal	Withdrawals/	Balance at Last
	Year	Year	Year	Distributions	Fiscal Year End
Name	($)(1)	($)	($)	($)	($)

Mark A. Smith	17,667	—	1,590	—	30,333
James S. Allen	4,936	—	370	—	4,843
Ksenia A. Adams	—	—	155	—	1,100
John F. Ashburn, Jr.	—	—	802	—	5,702
John L. Burba	—	—	700	—	4,974

(1)	The amounts reported are fully reported as part of the “Salary” and “All Other Compensation” columns of the Summary Compensation Table.

On April 1, 2009, we established the Management Incentive Compensation Plan, which is a nonqualified deferred compensation plan for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees. We amended and restated the Management Incentive Compensation Plan in December 2010. Under the Amended and Restated Management Incentive Compensation Plan, a participant may defer his or her base salary and any bonus, commission or other extraordinary compensation that is supplemental to the participant’s base salary and is dependent upon achievement of individual or company performance goals. Participants may also defer the receipt of any shares subject to restricted stock units granted under our Long-Term Incentive Program. In addition, if a participant elects to defer any of the cash portion of the bonus he or she earns under the 2011 Annual Incentive Plan, he or she may convert a percentage of that cash portion into restricted stock units, which are credited to his or her account under the plan. If a participant converts any of his or her cash bonus into restricted stock units, then we will credit his or her account with matching restricted stock units at an amount equal to 25% of the number of restricted stock units the participant received after converting his or her cash bonus into restricted stock units. Restricted stock units credited to a participant’s account based on his or her converting cash into additional restricted stock units are immediately vested. However, any matching restricted stock unit credited to a participant’s account will vest on the third anniversary of the date on which the matching restricted stock unit is credited to the account, so long as the participant remains in our continuous employ or retires prior to the vesting date.

Under the Amended and Restated Management Incentive Compensation Plan, we establish for each participant a cash account, to which we credit any cash deferrals the participant elects, a restricted stock units account, to which we credit any deferrals elected with respect to restricted stock units, and a matching restricted stock units account, to which we credit any matching restricted stock units credited to the participant. Participants may elect to have their cash accounts paid in a lump-sum or over a fixed schedule. Participants may also elect to have their accounts paid on a specified future date, upon their separation from service or upon the earlier of the two. Accounts are automatically paid out, or begin paying out, upon the participant’s death or disability, or upon a change of control of the Company.

From time to time, the Compensation Committee may make discretionary contributions to a participant’s account, which are used to reward the participant for achievement of superior operating performance. Participants are always fully vested in any discretionary contribution credited to his or her account. We intend for the Amended and Restated Management Incentive Compensation Plan to constitute an unfunded plan for purposes of the Employee Retirement Income Security Act of 1974, as amended.

Potential Payments upon Termination or Change in Control

Pursuant to his employment agreement, each of Messrs. Smith, Allen, Ashburn and Burba is entitled to certain payments upon termination of employment as described under “— Employment Agreements” above.

Under the award agreements for the shares of restricted stock granted to Messrs. Smith, Allen, Ashburn and Burba, any unvested share of restricted stock will immediately vest upon an executive’s termination of employment due to his retirement, death or disability. In addition, in the event a change in control of Molycorp occurs and the successor corporation does not assume the restricted stock awards or provide a substitute award of equivalent value, any unvested share of restricted stock will immediately vest upon such change in control. If a successor corporation does assume the restricted stock awards or provides a substitute award of equivalent value and an executive’s employment with the successor corporation is terminated without cause or for good reason (as each term is defined in the award agreements) within the two-period following the change in control, then any unvested share of restricted stock held by the executive will immediately vest upon such termination.

Director Compensation

The following table sets forth information with respect to the compensation paid by us to each of our non-employee directors during 2010.

	Fees Paid in	Stock Awards
Name	Cash ($)(1)	($)(2)	Total

Russell D. Ball	17,500	273,825	291,325
Ross R. Bhappu	17,500	—	17,500
Brian T. Dolan	17,500	—	17,500
Charles R. Henry	30,000	—	30,000
Mark S. Kristoff	20,000	—	20,000
Alec Machiels	17,500	—	17,500
Jack E. Thompson	30,000	—	30,000

(1)	Represents cash retainers earned by our non-employee directors for service on our board of directors and committees. Messrs. Bhappu, Dolan and Machiels may elect to forgo such cash payments.

(2)	Represents the aggregate grant date fair value computed in accordance with FASB ASC 718.

Prior to our initial public offering, our non-employee directors, other than those directors serving on our Board that were nominated by our stockholders (Messrs. Bhappu, Dolan, Kristoff and Machiels), received an annual cash retainer in the amount of $25,000. Beginning after the consummation of our initial public offering, all non-employee directors receive an annual cash retainer in the amount of $25,000 and also receive an annual cash retainer of $5,000 for each committee on which the director serves, other than the chairman of the Audit and Ethics Committee, who receives an additional cash retainer of $10,000.

On January 13, 2011, our Board of Directors, upon recommendation by the Compensation Committee, adopted the Molycorp, Inc. Nonemployee Director Deferred Compensation Plan, which is a nonqualified deferred compensation plan for the purpose of providing deferred compensation benefits to members of our Board of Directors who are not our employees. Under the Nonemployee Director Deferred Compensation Plan, a participant may defer his or her annual fees and the receipt of any shares subject to restricted stock units granted under our 2010 Equity and Performance Incentive Plan. In addition, if a participant elects to defer any of the cash portion of his or her annual fees, he or she may convert a percentage of those fees into restricted stock units, which are credited to his or her account under the plan. If a participant converts any of his or her annual fees into restricted stock units, then we will credit his or her account with matching restricted stock units at an amount equal to 25% of the number of restricted stock units the participant received after converting a portion of his or her annual fees into restricted stock units. Restricted stock units credited to a participant’s account based on his or her converting cash into additional restricted stock units are immediately vested. However, any matching restricted stock unit credited to a participant’s account will vest on the third anniversary of the date on which the matching restricted stock unit is credited to the account, so long as the participant provides continuous service to us or retires prior to the vesting date.

Under the Nonemployee Director Deferred Compensation Plan, we establish for each participant a cash account, to which we credit any cash deferrals the participant elects, a restricted stock units account, to which we credit any deferrals elected with respect to restricted stock units, and a matching restricted stock units account, to which we credit any matching restricted stock units credited to the participant. Participants may elect to have their cash accounts paid in a lump-sum or over a fixed schedule. Participants may also elect to have their accounts paid on a specified future date, upon their separation from service or upon the earlier of the two. Accounts are automatically paid out, or begin paying out, upon the participant’s death or disability, or upon a change of control of the Company.

Equity Compensation Plan Information

The following table is a summary of the shares of common stock authorized for issuance under the Molycorp, Inc. 2010 Equity and Performance Incentive Plan as of December 31, 2010:

Number of Securities
Remaining Available for
Future Issuance Under
	Number of Securities to be	Weighted-Average Exercise	Equity Compensation
	Issued Upon Exercise of	Price of Outstanding	Plans (Excluding
	Outstanding Options,	Options, Warrants and	Securities Reflected in
Plan Category	Warrants and Rights	Rights	Column (a))
Common Stock:	(a)	(b)	(c)

Equity compensation plans approved by security holders:
2010 Equity and Performance Incentive Plan(1)	37,500	—	4,075,185
Equity compensation plans not approved by security holders	—	—	—

Total	37,500	—	4,075,185

(1)	In 2010, awards under the 2010 Equity and Performance Incentive Plan were made in the form of restricted stock with a three-year vesting period.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section above and based on this review, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.

COMPENSATION COMMITTEE

Jack E. Thompson, Chairman
Mark S. Kristoff
Brian T. Dolan

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

Set forth in the following table is the beneficial ownership of our common stock as of April 15, 2011 (except as otherwise indicated) held by (i) our directors, principal executive officer, principal financial officer and three other most highly compensated executive officers during 2010, (ii) all of our executive officers and directors as a group and (iii) each person who is known to us to be the beneficial owner of more than five percent of our common stock. Beneficial ownership has been determined for this purpose in accordance with Rules 13d-3 and 13d-5 under the Exchange Act. Accordingly, the amounts shown in the tables do not purport to represent beneficial ownership for any purpose other than compliance with SEC reporting requirements. For purposes of calculating the percentage of shares of common stock beneficially owned, there were 83,894,086 shares of our common stock outstanding as of April 15, 2011.

Non-officer Directors	Number of Shares	Percent of Class

Russell D. Ball	9,500	*
Ross R. Bhappu(1)	19,592,346	23.4%
Brian T. Dolan(1)	19,591,746	23.4%
Charles R. Henry	134,401	*
Mark S. Kristoff(2)	6,339,890	7.6%
Alec Machiels	—	*
Jack E. Thompson	97,018	*
Named Executive Officers

Mark A. Smith(3)	1,102,666	1.3%
James S. Allen	19,234	*
Ksenia A. Adams	528	*
John F. Ashburn, Jr.(4)	252,956	*
John L. Burba	309,262	*
All directors and executive officers as a group (including the named executive officers) (14 persons)	27,857,988	33.2%
Beneficial Owners of More than 5% of Common Stock

Resource Capital Funds(5)	19,591,746	23.4%
Pegasus Capital Advisors, L.P.(6)	11,279,199	13.4%
TNA Moly Group LLC(7)	6,152,774	7.3%
Alan Docter(8)	6,341,890	7.6%
Baron Capital Group, Inc.(9)	4,576,594	5.5%

*	Less than 1% of common stock.

(1)	Includes (a) 15,627,423 shares of our common stock held by Resource Capital Fund IV L.P., of which Resource Capital Associates IV L.P. is the general partner (RCA IV GP L.L.C. is the general partner of Resource Capital Associates IV L.P.) and (b) 3,964,323 shares of our common stock held by Resource Capital Fund V L.P., of which Resource Capital Associates V L.P. is the general partner (RCA V GP Ltd. is the general partner of Resource Capital Associates V L.P.). Mr. Bhappu and Mr. Dolan are members and shareholders and directors, respectively, of each of RCA IV GP L.L.C. and RCA V GP Ltd. and represent two of the seven members and shareholders and directors, respectively, of RCA IV GP L.L.C. and RCA V GP Ltd. As indicated in footnote (6) below, each of such entities has delegated to an investment committee consisting of certain partners of Resource Capital Funds, the voting and dispositive power over the shares held by Resource Capital Fund IV L.P. and Resource Capital Fund V L.P. Each of Mr. Bhappu and Mr. Dolan disclaims beneficial ownership of the shares of our common stock held by Resource Capital Fund IV L.P. and Resource Capital Fund V. L.P., except to the extent of his pecuniary interest therein.

(2)	Includes 6,152,774 shares of our common stock held by TNA Moly Group LLC. Mr. Kristoff is the Chief Executive Officer of Traxys and TNA Moly Group LLC. Mr. Kristoff disclaims beneficial ownership of the shares of our common stock held by TNA Moly Group LLC, except to the extent of his pecuniary interest therein, if any.

(3)	Includes 217,389 shares of our common stock held by KMSMITH LLC. Kimberly Smith, the wife of Mr. Smith, has sole voting and investment power with respect to the shares of our common stock held by KMSMITH LLC. Mr. Smith disclaims beneficial ownership of the shares of our common stock held by KMSMITH LLC, except to the extent of his pecuniary interest therein, if any.

(4)	Includes 100 shares of our common stock held as custodian for his minor son. Mr. Ashburn disclaims beneficial ownership of the shares of our common stock held as custodian for his minor son, except to the extent of his pecuniary interest therein, if any.

(5)	As reported on Schedule 13D/A filed on March 21, 2011, includes (a) 15,627,423 shares of our common stock held by Resource Capital Fund IV L.P., of which Resource Capital Associates IV L.P. is the general partner (RCA IV GP L.L.C. is the general partner of Resource Capital Associates IV L.P.) and (b) 3,964,323 shares of our common stock held by Resource Capital Fund V L.P., of which Resource Capital Associates V L.P. is the general partner (RCA V GP Ltd. is the general partner of Resource Capital Associates V L.P.). The manner in which the investments of Resource Capital Fund IV L.P. and Resource Capital Fund V L.P. are held, and any decisions concerning their ultimate disposition, are subject to the control of an investment committee consisting of certain partners of Resource Capital Funds: Hank Tuten, James McClements, Ryan Bennett, Russ Cranswick, Mr. Bhappu and Mr. Dolan. The investment committee is appointed by each of RCA IV GP L.L.C. and RCA V GP Ltd. The investment committee has voting and investment power with respect to the shares of our common stock owned by Resource Capital Fund IV L.P. and Resource Capital Fund V L.P. The address of Resource Capital Fund IV L.P. and Resource Capital Fund V L.P. is 1400 Sixteenth Street, Suite 200, Denver, Colorado 80202.

(6)	As reported on Schedule 13D/A filed on March 29, 2011, includes (a) 6,135,886 shares of our common stock held by PP IV Mountain Pass II, LLC, (b) 2,972,111 shares of our common stock held by PP IV MP AIV 1, LLC, (c) 1,085,601 shares of our common stock held by PP IV MP AIV 2, LLC and (d) 1,085,601 shares of our common stock held by PP IV MP AIV 3, LLC. Pegasus Partners IV, L.P. controls PP IV Mountain Pass II, LLC and the general partner of Pegasus Partners IV, L.P. is Pegasus Investors IV, L.P. Pegasus Partners IV (AIV), L.P. controls PP IV MP AIV 1, LLC and the general partner of Pegasus Partners IV (AIV), L.P. is Pegasus Investors IV, L.P. The general partner of Pegasus Investors IV, L.P. is Pegasus Investors IV GP, LLC, of which Pegasus Capital LLC is the managing member. Craig Cogut is the managing member of Pegasus Capital LLC. MP IH Holdings 1 LLC controls PP IV MP AIV 2, LLC. MP IH Holdings 2 LLC controls 96.4% of PP IV MP AIV 3, LLC. The non-member manager of each of MP IH Holdings 1 LLC and MP IH Holdings 2 LLC is Pegasus Capital Advisors IV, L.P., the general partner of which is Pegasus Capital Advisors IV GP, LLC, and the sole member of Pegasus Capital Advisors IV GP, LLC is Mr. Cogut. As a result of the foregoing, Mr. Cogut may be deemed to share voting and investment power of the shares of our common stock owned by each of PP IV Mountain Pass II, LLC, PP IV MP AIV 1, LLC, PP IV MP AIV 2, LLC and PP IV MP AIV 3, LLC, which we refer to collectively as the Pegasus Entities. Pursuant to a Pledge and Security Agreement, dated as of January 21, 2011, among PP IV Mountain Pass II, LLC, PP IV MP AIV 1, LLC, PP IV MP AIV 2, LLC and PP IV MP AIV 3, LLC, Pegasus Partners IV, L.P. and Bank of Montreal, an aggregate of 4,000,000 shares of our common stock have been pledged by the Pegasus Entities to the Bank of Montreal. Mr. Cogut disclaims beneficial ownership of any of our securities held by the Pegasus Entities, except to the extent of any pecuniary interest therein. The address of each of the Pegasus Entities is 505 Park Avenue, 22nd Floor, New York, New York 10022.

(7)	TNA Moly Group LLC has sole voting and dispositive power over 6,152,774 shares of our common stock. Traxys is the sole voting member of TNA Moly Group LLC, appoints all of the managers and has shared voting and investment power with respect to the shares of our common stock owned by such entity. Traxys is indirectly controlled by Pegasus Capital LLC through T-II Holdings LLC, an Anguilla limited liability company. Mr. Cogut is the managing member of Pegasus Capital LLC. Mr. Cogut disclaims beneficial ownership of any of our securities held by TNA Moly Group LLC, except to the extent of any pecuniary interest therein. The address of TNA Moly Group LLC is 825 Third Avenue, New York, New York 10022.

(8)	Includes 2,000 shares of common stock beneficially held by the wife of Mr. Docter and 6,152,774 shares of common stock held by TNA Moly Group LLC. Mr. Docter is the Chairman of Traxys and a Manager of TNA Moly Group LLC. Mr. Docter disclaims beneficial ownership of the shares of common stock held by his wife and TNA Moly Group LLC, except to the extent of his pecuniary interest therein, if any.

(9)	As reported on Schedule 13G filed on February 14, 2011, Baron Capital Group, Inc., an investment adviser, reported having shared voting power with respect to 3,979,142 shares of our common stock and shared dispositive power with respect to 4,576,594 shares of our common stock. Baron Capital Group, Inc.’s power to vote and dispose of the shares is shared with BAMCO, Inc. and Baron Capital Management, Inc., which are subsidiaries of Baron Capital Group, Inc., and Ronald Baron, a control person of Baron Capital Group, Inc. BAMCO, Inc. reported having shared voting power with respect to 3,661,494 shares of our common stock and shared dispositive power with respect to 4,251,471 shares of our common stock. Baron Capital Management, Inc. reported having shared voting power with respect to 317,648 shares of our common stock and shared dispositive power with respect to 325,123 shares of our common stock. Ronald Baron reported having shared voting power with respect to

3,979,142 shares of our common stock and shared dispositive power with respect to 4,576,594 shares of our common stock. The advisory clients of BAMCO, Inc. and Baron Capital Management, Inc. have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of our common stock in their accounts. To the best of Baron Capital Group, Inc.’s knowledge, no such person has such interest relating to more than 5% of our outstanding common stock. The address of Baron Capital Group, Inc. is 767 Fifth Avenue, 49th Floor, New York, New York 10153.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership of such securities with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file.

Based upon the review of the copies of Section 16(a) forms received by us, and upon written representations from reporting persons concerning the necessity of filing a Form 5 Annual Statement of Changes in Beneficial Ownership, we believe that, during 2010, all filing requirements applicable for reporting persons were met.

PROPOSAL TWO

ADVISORY VOTE ON
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Why You Should Approve our Executive Compensation Program

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, referred to as the Dodd-Frank Act, and Section 14A of the Exchange Act, we are asking you to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as described in this proxy statement. This proposal gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation program.

The guiding principle of the compensation program for senior management employees, including named executive officers, is the maintenance of a strong link between an employee’s compensation, individual performance and Molycorp’s performance. The primary objectives of our compensation program are:

•	to attract, motivate and retain the best people possible;

•	to align compensation with the achievement of established company or individual objectives; and

•	to encourage executives to work toward Molycorp’s long-term success.

We encourage stockholders to read the Compensation Discussion and Analysis of this proxy statement and the compensation tables for a more detailed discussion of our compensation programs and policies. We believe our compensation programs and policies are appropriate and effective in implementing our compensation philosophy and in achieving our goals, and that they are aligned with stockholder interests.

We believe that stockholders should consider the following in determining whether to approve this proposal.

Compensation is Highly Aligned with Stockholder Value

We believe our compensation program, when evaluated on a component-by-component basis and in total, effectively achieves our compensation philosophy and objectives described above. In 2010, our compensation program consisted of a mix of cash and equity-based components. This mix provided a competitive total compensation package that rewarded individual and company performance. Our Compensation Committee evaluates and administers our compensation program to ensure that it properly motivates our executive officers and appropriately drives our operational and financial performance. Our compensation program is designed such that a substantial portion of the total compensation of our executive officers is variable and is tied to our performance so that compensation is aligned with the achievement of our business objectives.

Strong Pay-for-Performance Orientation

A substantial portion of the compensation for our executives depends on the particular executive officer’s scope of responsibility and accountability. For example, our annual bonus payments for each year reflect, in part, an executive officer’s superior performance in successfully achieving our corporate goals for such year.

Our compensation program includes significantly reduced compensation for results that do not meet or exceed our corporate goals. In years when we have weaker financial results, payouts under the incentive compensation plans will generally be lower. In years when we have stronger financial results, payouts under the incentive compensation plans will generally be greater.

Our Compensation Program Has Appropriate Long-Term Orientation

Our compensation program promotes a long-term view of our performance.

The purpose of our long-term incentive compensation is to motivate our executives to pursue our long-term business objectives. For example, under our Long-Term Incentive Program executives may receive equity awards to align their interests with our stockholders’ interests and for working toward the long-term success of the Company. Additionally, we have instituted a stock ownership policy for our directors and officers, which promotes a long-term view of our performance. Moreover, we promote retention and a long-term view of our success through grants of restricted stock and restricted stock units that vest on the third anniversary of the date of grant. With this three-year vesting period, the ultimate value of the restricted stock and restricted stock units that our executives will realize is directly related to their long-term contributions to the Company.

Therefore, stockholders are asked to cast a non-binding, advisory vote to address the following resolution that will be submitted for a stockholder vote at the meeting:

“RESOLVED, that our stockholders approve, on an advisory basis, the compensation of our named executive officers as such compensation is disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures required by such rules in this proxy statement.”

You have the opportunity to vote for or against or to abstain from voting on the above resolution.

The Board of Directors recommends that you vote “FOR” the resolution providing for the approval of the compensation of our named executive officers as such compensation is disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures required by such rules in this proxy statement.

PROPOSAL THREE

ADVISORY VOTE ON THE FREQUENCY OF THE STOCKHOLDER VOTE ON
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Act and Section 14A of the Exchange Act, we are also asking you to cast, on an advisory (non-binding) basis, a vote on whether the stockholder vote on the compensation of our named executive officers should occur every year, every two years or every three years. You will also have the choice to abstain from voting on this proposal.

After carefully considering each of the frequency options, the Board of Directors has determined that conducting an advisory vote on the compensation of our named executive officers every three years is the most appropriate policy for the Company at this time, and therefore recommends that stockholders vote for future advisory votes on executive compensation to occur every three years. The Board’s recommendation is based on a number of considerations, including the following:

•	as discussed in the Compensation Discussion and Analysis section of this proxy statement, a significant component of the compensation for our executives is in the form of awards that have a three-year vesting period, which encourages our named executive officers to work toward the long-term success of the Company to drive stockholder value;

•	a three-year advisory vote cycle affords the Board of Directors and the Compensation Committee sufficient time to understand concerns raised through the advisory vote on executive compensation or otherwise and to deliberate on and implement appropriate responses;

•	a three-year advisory vote cycle will provide our stockholders sufficient time to see and evaluate the effectiveness of the short- and long-term components of our compensation program, including any responsive changes to concerns raised; and

•	requiring a vote on a more frequent basis could encourage a short-term view on our compensation and may not provide a meaningful period of time against which to evaluate our compensation program relative to our long-term performance and goals, and to determine whether our compensation program for named executive officers is achieving its objectives.

Stockholders who have concerns about executive compensation during the interval between votes are welcome to bring their specific concerns to the attention of the Board of Directors at any time. Please refer to “Communications with Directors” in this proxy statement for information about communicating with the Board of Directors.

The accompanying proxy card allows stockholders to vote for the advisory vote on executive compensation to occur every year, every two years or every three years, or to abstain from voting on this matter. While this vote is not binding on the Board of Directors or the Company, the Board of Directors will consider the outcome of the vote when deciding the frequency of future advisory votes on executive compensation.

The frequency of the advisory vote on named executive officer compensation receiving the greatest number of votes (every year, every two years or every three years) will be considered the frequency recommended by stockholders.

Stockholders are not voting to approve or disapprove the recommendation of the Board of Directors. Stockholders may choose among the four choices (every year, every two years or every three years or abstain) set forth above.

The Board of Directors recommends that you vote for every “THREE YEARS” as the frequency of the advisory vote on executive compensation.

PROPOSAL FOUR

RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR

PricewaterhouseCoopers LLP has been selected by the Audit and Ethics Committee as the principal independent registered public accounting firm for the current fiscal year for us and our subsidiaries. Our Board of Directors recommends a vote for ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the books and accounts for us and our subsidiaries for the current fiscal year. It is expected that representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and, if a representative is in attendance, the representative will be available to answer appropriate questions.

The appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required to be submitted to a vote of our stockholders for ratification. However, our Board of Directors believes that obtaining stockholder ratification is a sound governance practice. If our stockholders fail to vote on an advisory basis in favor of the appointment of PricewaterhouseCoopers LLP, the Audit and Ethics Committee will take such actions as it deems necessary as a result of such stockholder vote.

Fees Paid to Independent Registered Public Accounting Firm

For the years ended December 31, 2010 and 2009, fees billed by our independent registered public accounting firm, PricewaterhouseCoopers LLP, to us were as follows (in thousands):

	Year ended December 31,
	(in thousands)
	2010		2009

Audit Fees	$915	(1)	$414	(2)
Audit-Related Fees	0		0
Tax Fees	164	(3)	0
All Other Fees	5	(4)	0

Total Accounting Fees and Services	$1,084		$414

(1)	Audit Fees for 2010 were for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2010 and the reviews of the interim financial statements included in our Forms 10-Q filed during the fiscal year ended December 31, 2010, as well as for services provided in connection with statutory and regulatory filings or engagements for that fiscal year.

(2)	Audit Fees for 2009 were for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2009, as well as for services provided in connection with statutory and regulatory filings or engagements for that fiscal year. PricewaterhouseCoopers LLP did not review financial statements that were to be filed in a Form 10-Q because we were not required to file quarterly reports on Form 10-Q before our initial public offering in 2010.

(3)	Tax Fees for 2010 were for professional services rendered for tax compliance, tax advice and tax planning in 2010.

(4)	All Other Fees for 2010 were for fees paid to access a PricewaterhouseCoopers LLP accounting database and other research materials.

Except as set forth above and approved by the Audit and Ethics Committee pursuant to our pre-approval policies and procedures, no assurance or related services, tax compliance, tax advice or tax planning services were performed by PricewaterhouseCoopers LLP for us during the last two fiscal years.

Pre-Approval Policies and Procedures

Under our pre-approval policies and procedures, only audit, audit-related services and limited tax and accounting services will be performed by our principal independent registered public accounting firm. All audit, audit-related, tax and other accounting services to be performed for us must be pre-approved by our Audit and Ethics Committee. In furtherance of this policy, for 2010, the Audit and Ethics Committee authorized us to engage PricewaterhouseCoopers LLP for specific audit, audit-related and tax services up to specified fee levels. We receive a report on pre-approval policies and procedures, if any to report, from the Audit and Ethics Committee at each general meeting of the Board of Directors.

The Audit and Ethics Committee has considered whether PricewaterhouseCoopers LLP providing us with non-audit services is compatible with maintaining PricewaterhouseCoopers LLP’s independence and has received from PricewaterhouseCoopers LLP the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board concerning independence.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

SUBMISSION OF STOCKHOLDER PROPOSALS

A stockholder who would like a proposal considered for inclusion in our proxy statement relating to our 2012 annual meeting pursuant to Rule 14a-8 under the Exchange Act, or Rule 14a-8, must be received by the Corporate Secretary of the Company no later than December 28, 2011 and must otherwise comply with Rule 14a-8.

Any stockholder proposals received outside of the Rule 14a-8 procedure for consideration at our 2012 annual meeting must be received by the Corporate Secretary of the Company between February 1, 2012 and March 3, 2012. If, however, the date of the 2012 annual meeting is changed by more than 30 days from the anniversary date of this year’s Annual Meeting, the stockholder notice described above will be deemed timely if it is received not later than the close of business on the later of the 90th calendar day prior to such annual meeting and the 10th calendar day after public announcement of the date of such meeting. Such proposals must be addressed to Molycorp, Inc., 5619 Denver Tech Center Parkway, Suite 1000, Greenwood Village, Colorado 80111, Attention: Corporate Secretary. If we do not receive such notice within the timeframe described above, the notice will be considered untimely and the proposal may not be brought.

In addition to the timely notice requirements, a stockholder’s proposal for nominees for directors must comply with Section 10 of the Company’s Bylaws or otherwise be submitted in accordance with the policy of our Nominating and Corporate Governance Committee discussed above under “The Board of Directors and its Committees — Nominating and Corporate Governance Committee.” Stockholder proposals related to other business must comply with Section 9 of the Company’s Bylaws. Furthermore, any stockholder proposal must comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

Our proxy for the 2012 annual meeting will grant authority to the persons named therein to exercise their voting discretion with respect to any matter of which we did not receive notice between February 1, 2012 and March 3, 2012. Notices should be submitted to the address set forth above.

SOLICITATION OF PROXIES

We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mails, proxies may be solicited by our directors, officers and employees by personal interview, telephone, electronic mail or telegram. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. In addition, we have retained Georgeson Inc. to aid in the solicitation of brokers, banks, intermediaries and other institutional holders for a fee of $8,500. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of our common stock held of record by such persons, and we will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

OTHER MATTERS

The directors know of no other matters which are likely to be brought before the Annual Meeting. The enclosed proxy card grants to the persons named in the proxy card the authority to vote in their discretion regarding all other matters properly raised at the Annual Meeting.

By Order of the Board of Directors

Andrea G. Leider
Corporate Secretary

April 18, 2011

. IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 1, 2011. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/MCP • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. Annual Meeting Proxy Card IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR each of the director nominees listed, FOR Proposals 2 & 4 and for 3 Yrs for Proposal 3. 1. Election of Directors: For Withhold 01 — Russell D. Ball 2. To approve, on a non-binding advisory basis, the compensation of our named executive officers. 4. To ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011. B Non-Voting Items For Withhold For Withhold 02 — Charles R. Henry 03 — Jack E. Thompson For Against Abstain 1 Yr 2 Yrs 3. To recommend, on a non-binding advisory basis, the frequency of stockholder votes on executive compensation. + 3 Yrs Abstain Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 01BQNC

. Molycorp, Inc. 2011 Annual Meeting of Stockholders Wednesday, June 1, 2011, 10:00 a.m., Mountain Daylight Time The Inverness Hotel and Conference Center 200 Inverness Drive West, Englewood, Colorado 80112 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 1, 2011: The Notice, 2011 Proxy Statement and 2010 Annual Report are available at http://www.edocumentview.com/MCP. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Molycorp, Inc. Notice of 2011 Annual Meeting of Stockholders The Inverness Hotel and Conference Center 200 Inverness Drive West Englewood, Colorado 80112 This proxy is solicited on behalf of the Board of Directors. The undersigned hereby appoints Mark A. Smith, James S. Allen and John F. Ashburn, Jr., or any of them, each with the power to appoint his substitute, as proxies for the undersigned to vote all shares of common stock of Molycorp, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on June 1, 2011, and at any reconvened meeting after any adjournment thereof, as directed on the matters referred to on the reverse side and at their discretion on any other matters that may properly be presented at the meeting. This proxy when properly executed will be voted in the manner directed by the undersigned. If no directions are given on a properly executed proxy, this proxy will be voted “FOR” the election of each director nominee in Proposal 1, “FOR” Proposal 2, for “3 Yrs” on Proposal 3 and “FOR” Proposal 4. This proxy also confers discretionary authority to the proxies to vote on any other matters that may be presented at the meeting. If any other matters are properly presented at the meeting, this proxy will be voted in accordance with the recommendations of Molycorp, Inc.’s management.